UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 7, 2005

Noven Pharmaceuticals, Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-17254	59-2767632
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11960 S.W. 144th Street, Miami, Florida		33186
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	305-253-5099

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On April 5, 2005, the Compensation and Stock Option Committee of the Board of Directors of Noven Pharmaceuticals, Inc. ("Noven") approved the acceleration of vesting of unvested out-of-the-money stock options under the Noven 1999 Long-Term Incentive Plan. The affected options are those with exercise prices greater than $17.28 per share, which was the closing price of Noven’s common stock on April 7, 2005 (the effective date of the modification to accelerate vesting of the out-of-the-money stock options). As a result of this action, options to purchase approximately 932,000 shares of Noven’s common stock became immediately exercisable, including options held by Noven’s executive officers to purchase approximately 401,000 shares. The accelerated options represent approximately 26% of Noven’s total outstanding options. The exercise prices of the accelerated options range from $17.88 to $41.81 per share.

The purpose of the accelerated vesting is to eliminate the future compensation expense that Noven would otherwise recognize in its Statement of Operations with respect to these accelerated options upon the adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment ("SFAS 123R"). SFAS 123R is effective from the first interim period that begins after June 15, 2005, and will require that compensation expense associated with stock options be recognized in Noven’s Statement of Operations, rather than as historically presented as a footnote disclosure in Noven’s financial statements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Noven Pharmaceuticals, Inc

April 11, 2005	By:	Jeffrey F. Eisenberg

Name: Jeffrey F. Eisenberg
Title: Vice-President - Strategic Alliances, General Counsel and Corporate Secretary